Exhibit A

Series of the Trust

Series	Effective Date
First Trust North American Energy Infrastructure Fund (EMLP)	6/15/2012
First Trust Tactical High Yield ETF (HYLS)	2/20/2013
First Trust Senior Loan Fund (FTSL)	4/1/2013
First Trust High Income Strategic Focus ETF (HISF)	7/25/2014
First Trust Enhanced Short Maturity ETF (FTSM)	8/6/2014
First Trust Low Duration Mortgage Opportunities ETF (LMBS)	10/10/2014
First Trust SSI Convertible Securities ETF (FCVT)	11/2/2015
First Trust Long Duration Opportunities ETF (LGOV)	12/31/2018
First Trust EIP Carbon Impact ETF (ECLN)	8/13/2019
FT Cboe Vest S&P 500 Dividend Aristocrats Target Income ETF (KNG)	2/24/2021
First Trust Limited Duration Investment Grade Corporate ETF (FSIG)	11/12/2021
FT Cboe Vest Rising Dividend Achievers Target Income ETF (RDVI)	10/18/2022
FT Energy Income Partners Strategy ETF (EIPX)	10/28/2022
FT Cboe Vest DJIA® Dogs 10 Target Income ETF (DOGG)	04/24/2023
First Trust Intermediate Government Opportunities ETF (MGOV)	07/26/2023
First Trust Intermediate Duration Investment Grade Corporate ETF (FIIG)	07/31/2023
FT Cboe Vest SMID Rising Dividend Achievers Target Income ETF (SDVD)	08/03/2023
FT Cboe Vest Technology Dividend Target Income ETF (TDVI)	08/03/2023
First Trust Core Investment Grade ETF (FTCB)	11/01/2023